Exhibit 10.27

PURCHASE AND SALE AGREEMENT

BETWEEN

CITY CENTER LAND COMPANY, LLC and CITY CENTER, LLC

AND

U. YAMANE, LIMITED

810 RICHARDS BUILDING
Honolulu, Hawaii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 29, 2014 (the “Effective Date”), by and among CITY CENTER LAND COMPANY, LLC, a Hawaii limited liability company (“CCLC”), CITY CENTER, LLC, a Hawaii limited liability company (“CC”) (CCLC and CC are collectively referred to herein as “Seller”), and U. YAMANE, LIMITED, a Hawaii corporation (“Buyer”). Seller (and either of them) and Buyer may separately be referred to as a “Party” and may collectively be referred to herein as the “Parties”.

RECITALS:

A.    CCLC owns the leased fee interest in that certain parcel of land located at 810 Richards Street, Honolulu, Hawaii, which is improved with a ten-story office building commonly referred to as the “810 Richards Building”.

B.    Such land is subject to that certain Lease No. 11,940, dated June 1, 1960, between the Trustees under the Will and of the Estate of Bernice P. Bishop, as lessors, and Melim, Ltd., a Hawai’i corporation, as lessee, recorded in the Bureau of Conveyances of the State of Hawaii in Liber 5069, Page 223, as amended and restated by that certain Amended and Restated Lease No. 11,940 dated June 26, 1997, a short form of which was recorded in said Bureau as Document No. 97-087176. (collectively, the “Ground Lease”).

C.    CCLC is the current lessor, and CC, an affiliate of CCLC, is the current lessee, under the Ground Lease.

D.    Buyer proposes to purchase and acquire from Seller, and Seller desires to sell and convey to Buyer, Seller's interests in the Land and the Ground Lease, pursuant to the terms and conditions of this Agreement.

AGREEMENT:

In consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, Seller and Buyer hereby agree as follows:

1.AGREEMENT TO SELL AND PURCHASE. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, subject to and in accordance with the terms and conditions set forth in this Agreement, all of the following described property, excluding, however, any and all Proprietary and Confidential Items (as defined below) (collectively, the “Property”):

(a)Leased Fee Interest. All of CCLC’s rights, title and interests in, to and under (i) that certain parcel of land located at 810 Richards Street, Honolulu, Hawaii (TMK No. (1) 2-1-016-020) and more particularly described in EXHIBIT “1” attached hereto (the “Land”), together with all easements and other appurtenant rights thereto, (ii) the Ground Lease, and (iii)

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the building, structures and other improvements located on or under the Land (collectively, the “Improvements”) (collectively, the “Leased Fee Interest”.) The Land and Improvements being collectively referred to as the “Real Property”.
(b)Leasehold Interest. All of CC’s rights, title and interests in, to and under (i) the Ground Lease and (ii) the Improvements (collectively, the “Leasehold Interest”).
(c)Tangible Personal Property. All tangible personal property, located on, within, over or under the Real Property owned by either Seller that are used in the operation of the Real Property (but excluding cash or other funds and such personal property to be retained and removed by either Seller from the Real Property prior to Closing (as defined below) as specifically identified on the Excluded Property Schedule to be prepared by Seller and delivered to Buyer pursuant to Section 4(b) hereof) (the “Tangible Personal Property”). The Tangible Personal Property is subject to depletion, replacement and addition in the ordinary course of each Seller’s business so long as depletion and replacement of such Tangible Personal Property is substituted with items of equal or better quality prior to Closing.

(d)Tenant Leases. All of each Seller’s rights, title and interests in and to the tenant leases and other agreements to occupy any portion of the Real Property, which tenant leases are all identified on Schedule “1(d)” attached hereto (the “Schedule of Tenant Leases”), together with such other leases and other agreements to occupy any portion of the Land and/or Improvements as may be entered into by either Seller after the Effective Date in accordance with Section 9(a)(ii) hereof (but excluding the Ground Lease and such leases or other agreements that will not extend beyond the Closing Date) (collectively, the “Tenant Leases”).

(e)Contracts. To the extent assignable and that any required consents to assignment are obtained prior to Closing, all of each Seller’s right, title and interest, if any, in and to all contracts and other agreements to provide services to the Property, which are all identified on Schedule “1(e)” attached hereto (the “Contracts Schedule”) but excluding any employment agreement with employees employed by Seller, any existing management agreement related to the Real Property, the Terminated Contracts (as defined below), and any contract or agreement that will not extend beyond the Closing Date (as defined below) (collectively, the "Contracts"); provided, however, that the Contracts shall not include (i) any item that will cause Seller, or either of them, to incur cost or liability in assigning or transferring it to Buyer (except to the extent Buyer elects in its sole discretion to pay such cost), or (ii) any item for which a required third party consent to assignment has not been obtained prior to Closing as provided herein.

(f)Intangible Personal Property. To the extent assignable and that any required consents to assignment are obtained prior to Closing, all of each Seller’s rights, title and interests in and to all intangible property relating to the operation of the Real Property, the Tangible Personal Property, the Tenant Leases and/or the Contracts, including but not limited to: (i) any intellectual property owned by or licensed to either Seller in connection with the Real Property and/or the Tangible Personal Property (but specifically excluding the trade name “Pacific Office Properties”, any derivatives thereof, or any of the trademarks related thereto), specifically including the trade name “810 Richards Building”, any derivatives thereof, or any of the trademarks related thereto,

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(ii) all security deposits under the Tenant Leases to the extent held by either Seller, and (iii)  any license, permit, certificate of occupancy, warranty and guarantee in effect exclusively with respect to the Real Property, the Tangible Personal Property, the Tenant Leases and/or the Contracts (collectively, the “Intangible Property”); provided, however, that the Intangible Property shall not include (A) any bank account or funds, accounts receivable, note or other negotiable instrument, tax credits, insurance policy and insurance policy proceeds, proceeds from claims, or similar items, except as otherwise to be prorated under the terms of this Agreement, (B) any item that will cause Seller, or either of them, to incur cost or liability in assigning or transferring it to Buyer (except to the extent Buyer elects in its sole discretion to pay such cost), and (C) any item for which a required third party consent to assignment has not been obtained prior to Closing as provided herein.

As used in this Agreement, the term “Proprietary and Confidential Items” shall mean any document, material or other item that (i) is, or may reasonably be considered to be, protected by the attorney-client privilege or as attorney work product, (ii) contains information about the assets or business activities of Seller that cannot reasonably be separated from information about the Property, or (iii) contains confidential or proprietary information of Seller, including without limitation, Seller’s company records maintained by Seller for its internal purposes, tax returns and tax records, internal memoranda, budgets, financial projections, financial statements and appraisals.

2.PURCHASE PRICE; DEPOSITS.

(a)    Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer for the Property shall be NINE MILLION AND NO/100 U.S. DOLLARS (U.S. $9,000,000.00). All cash amounts payable hereunder shall be paid by electronic or wire transfer of immediately available funds, or in such other form as is acceptable to Seller and Escrow Agent (as defined below). All sums deposited into Escrow (as defined below) by Buyer as payment of the Purchase Price shall be immediately invested by Escrow Agent in a federally insured banking institution as directed by Buyer and reasonably approved by Escrow Agent; provided that such deposits shall be invested in a manner allowing for such funds to be available at Closing as provided in this Agreement. At Closing, the Deposits (as defined below) together with all interest accrued thereon shall be delivered to Seller and credited against the Purchase Price. Upon any termination of this Agreement without Closing, all interest earned on the Deposits shall accrue to the benefit of the Party entitled to receive the Deposits pursuant to this Agreement.

(b)    Cash Deposits and Payments. The amount of the Purchase Price shall be paid by Buyer to Seller as provided below.

(i)    Initial Deposit. Within three (3) business days (as defined below) after the Effective Date, Buyer shall deposit into Escrow the sum of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $100,000.00) (the “Initial Deposit”), to be held and disbursed by Escrow Agent in accordance with this Agreement. The Initial Deposit shall be promptly refunded to Buyer if Buyer does not provide the Acceptance Notice pursuant to Section 4(e) hereof. If Buyer provides the Acceptance Notice pursuant to Section 4(e) hereof, the Initial Deposit shall be non-refundable to Buyer, except as provided in Section 13(b) hereof or otherwise in this Agreement. If Buyer fails to timely make the Initial Deposit

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as provided herein, this Agreement shall terminate and neither Party shall have any further rights or obligations hereunder except for those obligations and indemnifications which expressly survive termination of this Agreement.

(ii)    Additional Deposit. Within three (3) business days after the expiration of the Due Diligence Period (as defined below) and provided that Buyer has timely delivered the Acceptance Notice in accordance with Section 4(e) hereof, Buyer shall deposit into Escrow the additional sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $250,000.00) (the “Additional Deposit”) to be held and disbursed by Escrow Agent in accordance with this Agreement. The Initial Deposit and the Additional Deposit, together with any interest accrued thereon, shall be referred to in this Agreement as the “Deposits”. Upon Buyer’s deposit of the Additional Deposit as provided above, both the Initial Deposit and the Additional Deposit shall be non-refundable to Buyer, except as provided in Section 13(b) hereof or otherwise in this Agreement. If Buyer fails to timely make the Additional Deposit as provided herein, Escrow Agent is authorized and instructed to release the Initial Deposit to Seller, and this Agreement shall terminate and neither Party shall have any further rights or obligations hereunder except for those obligations and indemnifications which expressly survive termination of this Agreement.

(iii)    Additional Cash at Closing. On or before the time specified by Escrow Agent to consummate Closing as provided herein, Buyer shall deposit into Escrow the balance of the Purchase Price, less interest accrued on the Deposits and as adjusted by applicable credits, charges and prorations as provided herein, together with Buyer’s share of the closing costs and such other amounts, if any, as are to be paid by Buyer at Closing pursuant to this Agreement (the “Closing Payment”).

(c)    Allocation of Purchase Price. The Purchase Price shall be allocated between CCLC and CC as set forth in Schedule “2(c)” attached hereto. The Parties shall report this transaction for state and federal tax purposes in accordance with such allocation, and shall file all necessary forms with the relevant taxing authorities reflecting such allocation in accordance with applicable regulations. If any state or federal taxing authority challenges such allocation, the Party receiving notice of such challenge shall give the other Party prompt written notice of the challenge, and the Parties shall cooperate in good faith in responding to such challenge. The provisions of this Section 2(c) shall survive Closing.

3.TITLE TO THE PROPERTY.

(a)    Survey and Title Documents. Prior to the Effective Date, Seller delivered to Buyer, at Seller's expense, a Preliminary Report dated December 4, 2014 prepared by Title Guaranty of Hawaii, Inc., covering the Leased Fee Interest and the Leasehold Interest (the "PTR"), together with access to copies of all documents of record and all exceptions to title referenced in the PTR to the extent reasonably obtainable by Seller.

(b)    Title and Survey Review. If any exceptions appear in the PTR or Survey (as defined below) that are unacceptable to Buyer, Buyer shall on or before the third (3rd) business day after

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the Effective Date notify Seller in writing of such objections to title or survey matters (the “Buyer’s Title Objections”). Except for any Buyer’s Title Objections which are timely raised in accordance with this Section 3(b), Buyer shall be deemed to have accepted title to the Leased Fee Interest and the Leasehold Interest as set forth in the PTR and subject to the survey matters as set forth in the Survey. Within three (3) business days after Seller’s receipt of Buyer’s Title Objections, Seller shall notify Buyer in writing regarding whether Seller will (i) cause the removal or discharge of any of the Buyer’s Title Objections on or prior to Closing, (ii) arrange for the Title Company (as defined below) to insure over any of the Buyer’s Title Objections to the reasonable satisfaction of Buyer at Closing, or (iii) not take any action to remove, discharge or insure over any of the Buyer’s Title Objections. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to cure any of the Buyer’s Title Objections (other than any Buyer’s Title Objections that are Monetary Exceptions (as defined below)). In the event Seller is unable or unwilling to cure all of Buyer’s Title Objections to the reasonable satisfaction of Buyer, Buyer may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller no later than the expiration of the Due Diligence Period. Should Buyer choose to so terminate this Agreement, the provisions of Section 7 hereof shall apply. The term “Permitted Exceptions” as used herein means those exceptions to title set forth in the PTR and those survey matters that are set forth in the Survey, and which (a) either (i) were not included in Buyer’s Title Objections or (ii) were included in Buyer’s Title Objections but Seller elected not take any action to remove, discharge or insure over and Buyer did not elect to terminate this Agreement as provided above, or (b) were caused by an act or omission of Buyer or a Buyer Party (as defined below). Notwithstanding the provisions of the immediately preceding sentence, (i) no lien securing a monetary obligation of either Seller (such as a mortgage, assignment of leases and rents or a UCC financing statement), (ii) no statutory lien (such as mechanics and materialmen’s liens) arising out of work or materials provided to either Seller, (iii) no judgment lien against either Seller, and (iv) no lien for delinquent real estate taxes or assessments (collectively, “Monetary Exceptions”) shall be Permitted Exceptions, and at Closing Seller shall at its expense cause: (x) the release and discharge of all Monetary Exceptions or the issuance of Buyer's Title Policy (as defined below) free of any Monetary Exception; and (y) no Monetary Exceptions shall be shown as encumbrances in the Deed or the Assignment and Assumption of Ground Lease.

In addition, Buyer shall have the right to object in writing to any exceptions to title or survey matters that are not set forth in the PTR or the Survey (collectively, the “Additional Exceptions”) within five (5) business days after Buyer first receives written notice thereof from Seller or the Title Company or a surveyor (or any time before Closing if such written notice is received after the sixth (6th) business day before Closing). Unless Buyer notifies Seller in writing that Buyer objects to the Additional Exceptions within the foregoing time period, the Additional Exceptions shall be deemed to constitute additional Permitted Exceptions. Any Additional Exceptions to which Buyer timely objects shall be herein collectively referred to as “Subsequent Title Objections”. Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Subsequent Title Objections (or any time before Closing if such written notice is received after the sixth (6th) business day before Closing) whether Seller will (i) cause the removal or discharge of any of the Buyer’s Subsequent Title Objections on or prior to Closing, (ii) arrange for the Title Company to insure over any of the Buyer’s Subsequent Title Objections to the reasonable satisfaction of Buyer

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at Closing, or (iii) not take any action to remove, discharge or insure over any of the Buyer’s Subsequent Title Objections. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to cure any of the Buyer’s Subsequent Title Objections (other than Monetary Exceptions). In the event Seller is unable or unwilling to cure all of Buyer’s Subsequent Title Objections to the reasonable satisfaction of Buyer, Buyer may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller no later than five (5) business days after Buyer’s receipt of Seller’s written notice to Buyer of Seller’s decision to not cure all of Buyer’s Subsequent Title Objections or prior to Closing, whichever is earlier, and in such event, the provisions of Section 7 hereof shall apply. If Buyer fails to so deliver such notice, the Subsequent Title Objections shall constitute additional Permitted Exceptions.

(c)    Title Insurance. Prior to expiration of the Due Diligence Period unless otherwise agreed to in writing by the Parties, Buyer shall request a binding commitment (the “Title Commitment”) from Old Republic National Title Insurance Company through Title Guaranty of Hawaii, Inc. as its agent, or such other title insurance company licensed in the State of Hawaii designated by Buyer (the “Title Company”), to issue at Closing an owner's policy of title insurance with respect to the Leased Fee Interest and the Leasehold Interest, with such extended coverage and endorsements as Buyer may desire and in such amount as Buyer shall direct but not to exceed the Purchase Price, subject to the Permitted Exceptions (“Buyer's Title Policy”). A copy of the Title Commitment, if issued, shall be delivered to Seller within two (2) business days after receipt.

(d)    Conveyance of Property

(i)Deed. At Closing, CCLC shall convey the Leased Fee Interest to Buyer by limited warranty deed substantially in the form attached hereto as EXHIBIT “2” (the “Deed”), together with its interest in the Ground Lease and Improvements and subject to the Permitted Exceptions including the Ground Lease.
(ii)Assignment and Assumption of Ground Lease. At Closing, CC shall convey the Leasehold Interest to Buyer, and Buyer shall assume all of CC's obligations under the Ground Lease arising from and after Closing, by an Assignment and Assumption of Ground Lease substantially in the form attached hereto as EXHIBIT “3” (the “Assignment and Assumption of Ground Lease”), together with its interest in the Improvements and subject to the Permitted Exceptions and the Tenant Leases and the rights of the tenants thereunder (provided that each Tenant Lease shall not be specifically identified except for short form memorandum of which are of record as of the Effective Date). CCLC consents to the Assignment and Assumption of Ground Lease and waives any and all requirements under Section 20 of the Ground Lease relating to payment of an assignment premium with respect to the Assignment and Assumption of Ground Lease.
(iii)Conveyance of Tangible Personal Property. At Closing, each Seller shall convey all of its respective interests in the Tangible Personal Property to Buyer by a Bill of Sale (the “Bill of Sale”) substantially in the form attached hereto as EXHIBIT “4”.

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(iv)Assignment and Assumption of Contracts and Intangible Property. At Closing, each Seller shall transfer and assign all of its respective rights, title and interests, to the extent assignable, in and to the Contracts and the Intangible Property to Buyer, and Buyer shall assume all of each Seller’s obligations and liabilities under the Contracts and the Intangible Property arising from and after Closing, subject to the provisions of Sections 3(e) and 12 hereof, by an Assignment and Assumption of Contracts and Intangible Property (the “Assignment and Assumption of Contracts and Intangible Property”) substantially in the form attached hereto as EXHIBIT “5”; provided, however, that to the extent any such Contracts being assigned to Buyer are in the name of Seller’s managing agent, Seller shall arrange to have such Contracts assigned by such managing agent to Buyer.

(v)Assignment and Assumption of Tenant Leases. At Closing, each Seller shall transfer and assign all of its respective rights, title and interests in and to the Tenant Leases, together with the security deposits as set forth in the Tenant Leases (except for security deposits which Seller discloses, in writing delivered to Buyer no later than five (5) calendar days prior to the expiration of the Due Diligence Period, are not in its possession), to Buyer, and Buyer shall assume all of Seller’s obligations and liabilities under the Tenant Leases arising from and after Closing, subject to the provisions of Section 12 hereof, by an Assignment and Assumption of Tenant Leases (the “Assignment and Assumption of Tenant Leases”) substantially in the form attached hereto as EXHIBIT “6”.

(e)    Termination of Contracts. Buyer shall notify Seller, in writing delivered to Seller no later than ten (10) calendar days prior to expiration of the Due Diligence Period or two (2) calendar days after the Effective Date, whichever is later, of any Contract included in the Contracts Schedule which Buyer requests be terminated prior to or at Closing (the “Designated Contracts”), provided that Seller shall terminate as of Closing all Contracts which have expired by their terms as of the Effective Date. Seller shall notify Buyer no later than two (2) calendar days after receipt of such notice from Buyer, which of the Designated Contracts are terminable without liability or cost to Seller and which are terminable only upon payment of termination amounts and the termination amounts that are required to be paid. Two (2) business days after the receipt of such notice from Seller, Buyer shall notify Seller, in writing, which of the Designated Contracts Buyer desires to be terminated at Buyer's cost and expense (collectively, the "Rejected Contracts"). Seller shall make diligent, good faith and commercially reasonable efforts to so terminate each of the Rejected Contracts prior to or as of Closing and shall notify Buyer of each terminated Contract (collectively, the "Terminated Contracts"); provided, however, that termination of each of the Rejected Contracts shall not be a condition to Closing and any failure or inability of Seller to terminate each of the Rejected Contracts shall not be deemed a default by Seller under this Agreement.
(f)    Notices of Sale. At Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant under the Tenant Leases and each third party under the Contracts (the “Notices of Sale”). Each Notice of Sale shall disclose that the Property has been conveyed to Buyer, that, after Closing, all rents should be paid to Buyer, and that Buyer shall be responsible for the security deposit made under the Tenant Lease or Contract. The form of the Notices of Sale shall be otherwise reasonably acceptable to the Parties.

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4.BUYER’S DUE DILIGENCE.

(a)    Due Diligence Period. Buyer shall be entitled to a period of time (the “Due Diligence Period”) to investigate and evaluate, at Buyer’s expense, the condition of the Property and the suitability and acceptability of the Property for Buyer’s intended purposes, subject to the terms and conditions set forth in this Agreement. The Due Diligence Period shall commence on the Effective Date and shall expire at 4:00 p.m., Hawaii Standard Time, on January 9, 2015.

(b)    Delivery of and Access to Materials and Information. Seller has delivered or and/or made available to Buyer in the electronic “war room” created for the Property copies of the following items, to the extent such items are, to Seller’s Knowledge (as defined below), in Seller’s possession or control and to the extent that the items do not contain any Proprietary and Confidential Items:

(i)The Ground Lease;
(ii)A current rent roll of the Real Property;
(iii)The real property tax bills (including special assessments, if any) for the Real Property for the past three years;
(iv)The most recent survey of the Real Property in Seller’s possession (the “Survey”);
(v)The tenant leases identified in the Schedule of Tenant Leases;
(vi)The contracts identified in the Contracts Schedule;
(vii)Seller’s 2014 operating budget for the Real Property;
(viii)Seller’s operating statements for the Real Property, including income and expense statements for the years 2011, 2012 and 2013;
(ix)Seller’s current year-to-date operating statements for the Real Property, including income and expense statements for 2014; and
(x)The most recent Environmental Site Assessment for the Real Property in Seller’s possession.
By letter dated December 5, 2014 to Buyer, Seller provided notice to Buyer of Seller’s completion of delivery of the foregoing items to Buyer.
In addition, Seller (i) shall from time to time during the Due Diligence Period deliver or otherwise make available to Buyer for Buyer’s review and inspection, and in each case only to the extent the materials are in Seller’s possession or control, copies of such other documents, materials and information materially relating to the ownership or operation of the Property that Buyer

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reasonably requests, but excluding any Proprietary and Confidential Items, and ii) shall provide, no later than five (5) calendar days prior to expiration of the Due Diligence Period, a schedule listing and specifically identifying such personal property, if any, located on or in, or used in connection with, the Real Property to be retained by Seller (the “Excluded Property Schedule”). Buyer may create copies of documents disclosed to Buyer, and retain such copies upon Closing, including but not limited to copies of any plans and specifications, as-built drawings, and operational and maintenance records covering the Property; any information on any existing or threatened lawsuits, arbitration, mediations, actions or claims against Seller arising out of or relating to Seller’s ownership, use or operation of the Property; any existing warranties and guarantees covering the Property; any soil, engineering, mechanical, architectural, landscaping, environmental, ADA compliance or other reports and studies relating to the Property; and any citations, memos or correspondence from governmental agencies relating to alleged noncompliance with any laws, ordinances, codes, rules or regulations relating to the Property.
All of the foregoing items described in this Section 4(b) are herein collectively referred to as the “Due Diligence Items”. Buyer specifically acknowledges and agrees that, except as otherwise expressly provided in this Agreement or in the Deed, the Assignment and Assumption of Ground Lease, the Bill of Sale, the Assignment and Assumption of Contracts and Intangible Property and/or the Assignment and Assumption of Tenant Leases delivered by Seller at Closing pursuant to this Agreement (collectively, the “Conveyance Documents”), Seller makes no representations or warranties regarding the completeness, accuracy, or effectiveness of the PTR, the Survey and the Due Diligence Items, and that Buyer is relying solely upon its own inspection, investigation and analyses of the Property, and that Buyer is purchasing the Property in AS-IS condition, WITHOUT WARRANTIES OR REPRESENTATIONS, as more fully set forth in Section 5 hereof.

(c)    Entry; Inspection. Buyer shall have the right, subject to the provisions of this Section 4(c) and at Buyer’s sole expense, to conduct such independent reviews, inspections, and investigations, and other customary analyses and studies, as Buyer, in its discretion, deems necessary or appropriate concerning Buyer’s acquisition, ownership and intended use of the Property or the suitability and acceptability of the Property for Buyer’s intended purposes. During the Due Diligence Period, and thereafter so long as this Agreement has not been terminated as provided herein, Seller shall provide Buyer, its officers, directors, employees, agents, consultants and contractors (individually, a “Buyer Party” and collectively, “Buyer Parties”) with reasonable access to the Property for the purpose of conducting reviews, inspections and investigations pursuant to this Section 4(c). Buyer agrees that in conducting such reviews, inspections and investigations:

(i)No Buyer Party shall conduct, or cause to be conducted, any testing, boring, destruction, removal or opening of any portion of the Land or the Improvements, including without limitation, any environmental testing or any collection of asbestos, water, radon, soil or air samples, without the specific prior written consent of Seller, which consent may be conditioned or withheld by Seller in its sole discretion. No Buyer Party shall disturb any asbestos that may be on or in the Property.

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(ii)Buyer Parties shall not damage any part of the Property or any property owned or held by any tenant or third party.

(iii)Buyer acknowledges and agrees that its inspection rights hereunder shall be subject to the rights of any and all tenants occupying the Property and the rights of any person held under any grant of easement or other document recorded against the Property, including, without limitation, the right of quiet enjoyment. Buyer Parties shall not unreasonably interfere with the use or occupancy of the Real Property by any tenant, licensee, property manager, leasing agent, service contractor, contractor, or invitee.

(iv)Buyer Parties shall promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property. Neither Buyer nor any other Buyer Party shall cause, or commit any act or neglect that causes the Property, or any portion thereof, to become subject to any attachment, judgment, lien, charge or encumbrance of any kind. In the event that any lien is placed upon all or any portion of the Property resulting directly or indirectly from, or in connection with, any entry onto the Property (whether or not permitted by this Agreement) by Buyer or any other Buyer Party, Buyer shall pay and discharge or bond and discharge such lien within five (5) calendar days after the attachment of such lien. If Buyer fails to do so within ten (10) calendar days after written demand from Seller, Seller shall be entitled to take such steps as Seller deems necessary to discharge and remove the same, including payment of amounts claimed due and owing, and Buyer shall be liable for all such amounts paid, and all costs and expenses relating thereto, including, without limitation, reasonable attorneys’ fees and costs of litigation.

(v)Buyer shall be fully liable for, and shall immediately repair, any damage, impact, or disturbance to the Property directly or indirectly caused by any acts of Buyer or any other Buyer Party. Buyer shall restore the Property to the condition it was in immediately prior to such damage, impact or disturbance, including, but not limited to, the immediate removal of anything placed on the Real Property by a Buyer Party. Buyer shall immediately inform Seller if a Buyer Party creates a condition on the Property which Buyer reasonably believes will give rise to a liability or claim for damages against Seller or would result in any occurrence or finding which would require notice to any governmental agency under any applicable law. Buyer Parties shall immediately on completion of each test or inspection of or upon the Property fully restore the Property to its condition as existed before any such test or inspection was undertaken.

(vi)Buyer agrees that any entry onto the Real Property by Buyer or other Buyer Party shall be at their own risk. Buyer shall further be responsible for the protection of any or all personal property of Buyer Parties that may be brought onto the Real Property. Buyer, on behalf of itself and any other Buyer Party, hereby assumes all known and unknown risks associated with entry onto the Real Property and/or use of the Real Property or activities conducted on the Real Property. Seller shall incur no liability or obligation of any nature to Buyer or any other Buyer Party as a result of Buyer’s or any other Buyer Party’s entry onto, occupancy, and/or use of the Real Property or activities conducted on the Real Property (whether or not permitted by this Agreement). Buyer shall indemnify, defend and hold

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harmless Seller and the Released Parties (as defined below) from and against all costs, expenses, damages, liabilities, liens or claims, including reasonable attorneys’ fees relating thereto, arising out of or in connection with, any entry onto, occupancy and/or use of the Real Property or the activities conducted on the Real Property (whether or not permitted by this Agreement) by Buyer or any other Buyer Party, or resulting from any condition of the Property created by or in connection with any entry onto the Real Property by any of the Buyer Parties (excluding any such liability arising out of a condition existing on the Property prior to Buyer’s inspection and testing, which includes, without limitation, the mere discovery of Hazardous Materials in, on or about the Property, or any such liability caused by the negligence or intentional misconduct of Seller or Seller’s employees or agents). The provisions of this paragraph shall not be limited by the availability, limits or coverage of insurance carried by Buyer or any other Buyer Party, or required hereunder.

(vii)Buyer shall obtain and maintain, and provide Seller with satisfactory certificates of insurance naming Seller as an additional insured on all policies, with the exception of the Worker’s Compensation and Employer’s Liability policies, evidencing that Buyer and all other Buyer Parties have in full force and effect, the following:

(A) Commercial general liability insurance coverage for bodily injury and property damage. Such insurance shall have a combined single limit of not less than One Million U.S. Dollars (U.S. $1,000,000.00) per occurrence with a Two Million U.S. Dollars (U.S. $2,000,000.00) aggregate limit; and

(B) Business automobile liability coverage insuring bodily injury and property damage with a combined single limit of not less than One Million U.S. Dollars (U.S. $1,000,000.00) per accident for owned, non-owned and hired vehicles.

(viii)Buyer further agrees that:

(A) Any entry onto the Real Property, or inspection or investigation of the Property shall be conducted only upon at least twenty-four (24) hours’ prior written notice to Seller through Seller’s designated representative (Erik H. Boerstler, telephone number: (808) 544-1238, email address: eboerstler@shidler.com) and, if required by Seller, in the presence of a representative of Seller.

(B) Buyer Parties may not contact or have any discussions about the Property with any tenant, licensee, property manager, leasing agent, service contractor, contractor, lien holder or other party with any interest in or contractual relationship with respect to the Property, except in the ordinary course of business unrelated to Buyer’s potential purchase of the Property, or with any governmental agent or agencies, without Seller’s prior written consent, which consent may be conditioned or withheld by Seller in its sole discretion.

(C) Any proposed entry onto the Property by a Buyer Party shall be subject to Seller’s reasonable scheduling requirements.

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(D) Buyer Parties shall not provide any documents, reports or other materials relating to the Property to any person, including Seller, unless such provision has been approved in writing in advance by Seller, which approval may be conditioned or withheld by Seller in its sole discretion.

(E) Buyer Parties shall make clear to any person or group with whom they undertake any discussions that the same are confidential.

(F) Buyer shall give Seller the opportunity to have a representative present at any such discussions or entry onto the Real Property.

(G) Buyer Parties shall observe all appropriate safety precautions, and abide by and fully comply with, all laws, statutes, rules, regulations and ordinances now or hereafter made by any federal, state or local governmental authority, in entering onto the Real Property or conducting any activities on the Real Property.

(d)    Confidentiality. Buyer acknowledges and further agrees that (i) the Due Diligence Items and any other documents, materials and information relating to the Property, Seller or the transaction contemplated by this Agreement (whether or not in writing) disclosed or provided to Buyer by Seller or any Seller’s Representative, or obtained or ascertained by Buyer in connection with Buyer’s investigation of the Property and evaluation of the transaction contemplated by this Agreement (collectively, the “Evaluation Materials”) are subject to that certain Confidentiality Agreement dated November 18, 2014 entered into by Buyer, a copy of which is attached hereto as EXHIBIT “7” (the “Confidentiality Agreement”), and (ii) Buyer shall strictly comply with the terms and provisions of the Confidentiality Agreement and that a default by Buyer thereunder shall constitute a default by Buyer under this Agreement. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposits to Buyer, the Deposits shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to destroy or return to Seller the Evaluation Materials in accordance with the Confidentiality Agreement. This Section 4(d) and the Confidentiality Agreement shall survive any termination of this Agreement but shall terminate upon Closing.

(e)    Acceptance Notice. During the Due Diligence Period, Buyer in its sole discretion shall determine whether it intends to proceed with its purchase of the Property. If Buyer elects to proceed with its purchase of the Property, Buyer shall deliver written notification thereof to Seller (the “Acceptance Notice”) prior to expiration of the Due Diligence Period, whereupon Buyer will be deemed to have satisfied itself with the condition of the Property (as set forth in Section 5 hereof) and shall be an election by Buyer to proceed with its purchase of the Property, subject to the terms and provisions of this Agreement. If Buyer fails to provide the Acceptance Notice prior to the expiration of the Due Diligence Period, this Agreement shall terminate and the provisions of Section 7 hereof shall apply.

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(f)    Survival. The covenants, agreements and obligations of Buyer set forth in this Section 4 shall survive Closing (except for the provision of Section 4(d)) or earlier termination of this Agreement.

5.CONDITION OF PROPERTY “AS IS”.

(a)    Acceptance of the Property. Except as otherwise expressly provided in this Agreement or in the Conveyance Documents, Buyer represents and warrants to Seller that Buyer is a sophisticated and experienced purchaser, owner and developer of commercial, office and retail property, and is relying solely upon its own inspection, investigation and analyses of the Property in entering into this Agreement, and, except as otherwise expressly provided in this Agreement or in the Conveyance Documents, is not relying in any way upon any representation, statement, agreement, warranty, study, report, description, or other information or material made by or furnished by either Seller, its managers, members, officers, directors, employees, attorneys, consultants, agents, representatives or affiliates (collectively “Seller’s Representatives”), whether oral or written, express or implied, of any nature whatsoever regarding any such matters. Buyer acknowledges that it will be familiar with the Property and subject to the terms and provisions of Section 4 hereof, will have made such independent investigations as Buyer deems necessary or appropriate concerning the condition of the Property and the suitability and acceptability of the Property for Buyer’s intended purposes, including but not limited to (i) the physical condition, size, dimensions, location and topography of the Real Property, (ii) the accuracy of any maps, floor plans, abstracts, sketches, drawings, schedules, or other documents relating to the Property, (iii) the accuracy of any statements, calculations, conditions, revenue or expense projections, or other information stated or set forth in any of the Due Diligence Items, or other books and records concerning the Property, (iv) any other physical conditions of or affecting the Property, including without limitation the presence of asbestos, lead paint or mold, (v) the availability or adequacy of access to the Property, or of water, sewage, gas, electrical or other utilities necessary for the use of the Property, (vi) Buyer’s proposed use of the Property, including without limitation, investigations or analyses of applicable laws, statutes, rules, regulations, ordinances, limitations, governmental permits, dedications, fees, assessments, restrictions or requirements concerning the use, density, location or suitability of the Property or any existing or proposed development or condition thereof, (vii) the ability of Buyer to obtain any necessary governmental approvals or permits for Buyer’s intended use or development of the Property, (viii) the locale and environs of the Property, the leasing or sales market for the Property, and any market assumptions utilized by Buyer in its analyses of the Property and determination of the Purchase Price, including without limitation, projected sales prices, rental rates, leasing costs, vacancy and absorption rates, land values, construction costs, maintenance and operating costs, and financing costs, (ix) the compliance or non-compliance of the Property with any Environmental Law (as defined below) and other applicable laws, (x) the zoning of the Property, (xi) all matters disclosed (or which should have been identified and disclosed) in the PTR, the Title Commitment, if any, and/or the Survey, (xii) any facts that would be disclosed by a physical inspection of the Property, (xiii) all matters disclosed or described in the Due Diligence Items and in this Agreement, and (xiv) all other matters concerning the ownership, management, condition, use, development or sale of the Property. Except as otherwise expressly provided in this Agreement or in the Conveyance Documents, Buyer is relying solely upon its own inspection, investigation and analyses of the Property in entering into

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this Agreement and consummating Closing, and, except for the covenants, representations and warranties of Seller, or either of them, to Buyer expressly set forth in this Agreement, or in any of the Conveyance Documents: (A) Buyer is not relying upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or any Seller’s Representative, whether oral or written, express or implied, of any nature whatsoever; (B) BUYER IS ACQUIRING THE PROPERTY IN “AS IS”, “WHERE-IS” CONDITION, “WITH ALL FAULTS” in its present state and condition as of Closing, with no right of set-off or reduction in the Purchase Price; and (C) Seller makes no representation or warranty concerning the Property.

As used herein: “Environmental Law” refers to any and all federal, state or local laws, ordinances, rules or other requirements of any governmental body relating to environmental conditions or industrial hygiene, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f through 300j, and the Hawaii Environmental Response Law, Hawaii Revised Statutes, Chapter 128D.

(b)    Buyer’s Release and Waiver. Subject to representations and warranties of Seller, or either of them, expressly set forth in this Agreement or in any of the Conveyance Documents or except for a breach of this Agreement by Seller, Buyer hereby releases, remises, acquits and forever discharges Seller, Seller’s affiliates, Seller’s successors and assigns, and their respective affiliates, members, managers, directors, officers, shareholders, partners, employees, agents, representatives, consultants and attorneys and their respective affiliates, successors and assigns (collectively, the “Released Parties”), from and against, and hereby waives, any and all claims, causes of actions, suits, legal or administrative orders or proceedings, demands, damages, punitive damages, losses, costs, liabilities and expenses, whether known or unknown, arising out of or in any way relating to, the following: (i) the completeness or accuracy of any and all materials, data and information regarding the Property, including, without limitation, the PTR, the Survey, and the Due Diligence Items, (ii) the physical condition of the Property, (iii) the existence or presence of any Hazardous Materials (as defined below), asbestos, mold or lead paint on, under or about the Property and/or the release or discharge of any Hazardous Materials from the Property, (iv) the violations of any applicable statutes or laws with regard to the Property, including any Environmental Law, in each case whether existing prior to or after Closing, and (v) all other matters set forth in Section 5(a) hereof. As used herein, “Hazardous Materials” means and includes any and all substances regulated by, or defined as included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” under, any Environmental Law.

(c)    Merger of Leased Fee Interest and Leasehold Interest. Seller makes no representation or warranty regarding whether the Leasehold Interest will be deemed to be merged with the Leased Fee Interest upon Closing. Buyer shall conduct its own evaluation of the issue of merger.

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(d)    Survival. Any provision in this Agreement or in any Conveyance Document to the contrary notwithstanding, Buyer’s undertakings and agreements set forth in this Section 5 shall survive Closing or earlier termination of this Agreement.

6.CONDITIONS TO CLOSING.

(a)    Buyer’s Conditions Precedent. Seller and Buyer agree that Buyer’s obligation to complete and consummate the transaction contemplated by this Agreement, and to proceed with Closing hereunder, is subject to the satisfaction on or before Closing of each of the following conditions precedent:

(i)Seller’s Representations and Warranties. There shall not be any material misstatement or omission in any of Seller’s representations or warranties contained in this Agreement. The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on or as of the Closing Date, with modifications as permitted under this Agreement.

(ii)Seller’s Performance. All covenants and agreements made by Seller which are to be completed on or before Closing shall have been performed in all material respects and all documents to be delivered by Seller at or prior to Closing shall have been delivered.

(iii)Estoppel Certificates. Not less than five (5) calendar days prior to the Closing Date, Seller shall have obtained and delivered to Buyer duly executed estoppel certificates (each, a “Tenant Estoppel Certificate”) substantially in the form of EXHIBIT “8” attached hereto, or covering estoppel matters required under the respective tenant’s lease, made in favor of Buyer, which shall be dated no earlier than the Effective Date and which shall contain no Material Objection Matter (as defined below) from not less than eighty percent (80%) of the tenants under the Tenant Leases, excluding, however, the State Lease (as defined below). Seller shall execute and deliver at Closing a certificate (each, a “Seller Certificate”) substantially in the form attached hereto as EXHIBIT “9”, for each Tenant Lease for which Seller is unable to obtain a Tenant Estoppel Certificate, made in favor of Buyer and dated no earlier than the Effective Date and which shall contain no Material Objection Matter. For purposes of this Section 6(a)(iii), “Material Objection Matter” shall mean any omission or statement in or modification to a Tenant Estoppel Certificate or a Seller Certificate which indicates any of the following: (A) that Seller is in default under a Tenant Lease, (B) that there is a change in any material financial or economic term of a Tenant Lease such that the same is materially inconsistent with the information in the Tenant Lease materials as included among the Due Diligence Items, (C) that there is any written amendment or supplement to the Tenant Lease which was not revealed as part of the Due Diligence Items, or (D) any claims of right of first refusal, first offer, or rights of purchase not contained in the Tenant Lease. Buyer acknowledges that Seller’s only obligation hereunder with respect to the Tenant Estoppel Certificates is to use commercially reasonable efforts to obtain such Tenant Estoppel Certificates subject to the terms of the

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Tenant Leases, and any failure of Seller to satisfy this condition prior to Closing shall not constitute a default under this Agreement.
(iv)No Legal Actions. No action or proceeding shall have been instituted and no bona fide action or proceeding shall have been threatened by anyone not a party to this Agreement on or prior to Closing which calls into question or seeks to set aside the performance of Buyer’s or Seller’s obligations hereunder.
(v)Condition of the Property. The condition of the Property shall not have changed after the Effective Date in a manner which materially adversely affects Buyer’s intended use of the Property.
(vi)Title Policy. Title Company shall be irrevocably and unconditionally committed to issue the Buyer’s Title Policy at the Closing; provided that Buyer shall act in diligent good faith to obtain such commitment.

Neither Seller nor Buyer shall act or fail to act for the intended purpose of permitting or causing any of the foregoing conditions to Buyer’s obligations to fail. If any of the foregoing conditions to Buyer’s obligations have not been satisfied on or before the Scheduled Closing Date, and such condition has not previously been waived by Buyer, Buyer may elect to (i) waive such condition to Buyer’s obligations, in which event the transaction contemplated by this Agreement shall close in accordance with the terms hereof (provided all other conditions precedent have been either waived or satisfied as provided herein), (ii) in the event of failure of the conditions set forth in clauses (iii), (iv), (v) and/or (vi) above, terminate this Agreement by providing written notice thereof to Seller prior to the Scheduled Closing Date, in which event the provisions of Section 7 hereof shall apply, or (iii) in the event of failure of the conditions set forth in clauses (i) and/or (ii) above, exercise the remedies available to Buyer upon a default by Seller as provided in Section 13(b) hereof pursuant to and in accordance with Section 13(b).

(b)    Seller’s Conditions Precedent. Seller and Buyer agree that Seller’s obligation to complete and consummate the transaction contemplated by this Agreement, and to proceed with Closing hereunder, is subject to the satisfaction on or before Closing of each of the following conditions precedent:

(i)Buyer’s Representations and Warranties. There shall not be any material misstatement or omission in any of Buyer’s representations or warranties contained in this Agreement. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on or as of the Closing Date, with modifications as permitted under this Agreement.

(ii)Buyer’s Performance. All covenants and agreements made by Buyer which are to be completed on or before Closing shall have been performed in all material respects, all documents to be delivered by Buyer at or prior to Closing shall have been delivered, and Buyer shall have deposited into Escrow all sums to be deposited by Buyer prior to Closing,

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including without limitation the Closing Payment in accordance with Section 2(b)(iii) hereof into Escrow.

(iii)No Legal Actions. No action or proceeding shall have been instituted and no bona fide action or proceeding shall have been threatened by anyone not a party to this Agreement on or prior to Closing which calls into question or seeks to set aside the performance of Buyer’s or Seller’s obligations hereunder.

Neither Seller nor Buyer shall act or fail to act for the intended purpose of permitting or causing any of the foregoing conditions to Seller’s obligations to fail. If any of the foregoing conditions to Seller’s obligations have not been satisfied on or before the Scheduled Closing Date, and such condition has not previously been waived by Seller, Seller may elect to (i) waive such condition to Seller’s obligations, in which event the transaction contemplated by this Agreement shall close in accordance with the terms hereof (provided all other conditions precedent have been either waived or satisfied as provided herein), (ii) in the event of failure of the condition set forth in clause (iii) above, terminate this Agreement by providing written notice thereof to Buyer prior to the Scheduled Closing Date, in which event the provisions of Section 7 hereof shall apply, or (iii) in the event of failure of the conditions set forth in clauses (i) and/or (ii) above, exercise the remedies available to Seller upon a default by Buyer as provided in Section 13(a) hereof pursuant to and in accordance with Section 13(a).

(c)    Hart-Scott Act. Buyer and Seller each represent to the other that compliance with the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"), as amended, is not required for the transactions contemplated under this Agreement. If the Federal Trade Commission or United States Department of Justice should hereafter determine that the transaction described herein is subject to the reporting requirements of the Hart-Scott Act, then each Party shall forthwith proceed to make the required reporting and filings and take all other actions necessary or advisable to comply with the Hart-Scott Act and the rules and regulations thereunder as expeditiously as reasonably possible. Any filing fees shall be shared equally by Buyer and Seller.

7.TERMINATION OF AGREEMENT. If this Agreement is terminated for any reason expressly provided under the terms of this Agreement other than upon default by Seller or Buyer, (a) within two (2) business days following such termination, Escrow Agent shall release to Buyer the Deposits to the extent made, plus accrued interest thereon, (b) all documents deposited with Escrow Agent by Buyer shall be returned to Buyer, and all documents deposited with Escrow Agent by Seller shall be returned to Seller, (c) each Party shall pay one-half the amount of any Escrow Cancellation Charges (as defined below), and (d) neither Party shall have any further obligations to the other hereunder, except for those obligations and indemnities which expressly survive termination of this Agreement.

8.REPRESENTATIONS AND WARRANTIES.

(a)    Seller’s Representations and Warranties. Each Seller makes the following representations and warranties to and for the benefit of Buyer, only with respect to such Seller and

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such Seller’s respective interests in the Property, which representations and warranties shall be true and correct as of the Effective Date and as of the Closing Date:

(i)Organization. Each Seller is a limited liability company that is duly organized, validly existing and in good standing under the laws of the State of Hawaii.

(ii)Authorization. Seller has full power and authority to enter into this Agreement, and, as of the Closing Date, has the limited liability company authority to perform, or cause to be performed, its obligations hereunder. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated herein will have been duly and validly authorized by all necessary action and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The persons executing this Agreement have full authority and power to execute this Agreement on behalf of Seller and have full authority and power to bind Seller to all the terms and provisions of this Agreement.

(iii)Bankruptcy Proceedings. There are no actions, voluntary or otherwise, pending or, to Seller’s Knowledge (as defined below), threatened against Seller under the bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction. Seller is not insolvent nor has Seller (A) made a general assignment for the benefit of its creditors, (B) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (C) suffered the attachment or other judicial seizure of any of its assets, or (D) made any plans to file any voluntary petition in bankruptcy, and will not do so within one hundred eighty (180) calendar days of Closing.

(iv)Conflicting Agreements. To Seller’s Knowledge, neither the execution nor delivery of this Agreement, nor the consummation of the transaction contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Seller is a party, or constitute a default thereunder.

(v)No Condemnation. Except as may be disclosed in the Due Diligence Items, to Seller’s Knowledge, Seller has not received notice of any, and there is no, pending or threatened condemnation, eminent domain or similar proceedings affecting the Leased Fee Interest, the Leasehold Interest, or any portion or interest thereof.

(vi)Compliance with Laws. Except as may be disclosed in the Due Diligence Items, to Seller’s Knowledge, Seller has received no notice that has not been cured that any governmental agency, body or subdivision thereof considers the Property (or any portion thereof) or the operation or use of the same to have violated any laws, ordinances, rules, regulations or orders materially affecting the ownership, use, and/or construction of the Property or portion thereof, or that any investigation has been commenced or is contemplated respecting any such possible violation and to Seller’s Knowledge, the Property is in compliance with and does not violate any applicable law.

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(vii)Environmental Laws. Without limiting the generality of Section 8(a)(vi) hereof, except as may be disclosed in the Due Diligence Items, to Seller’s Knowledge, Seller has not received any written notice from a governmental agency regarding the following with respect to the Real Property: (i) any violation of any applicable Environmental Law that has not been corrected or (ii) any required corrective, investigatory or remedial obligation, arising under any applicable Environmental Law that has not been completed, and to Seller’s Knowledge, the Property is not in violation of any Environmental Law and there is no underground storage tank on the Real Property.
(viii)OFAC. Neither Seller, nor, to Seller’s Knowledge, any of its affiliates, nor any of their respective members, officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities; provided, however, Seller makes no representation of the foregoing with respect to any of its public shareholders.
(ix)No Legal Actions. Except as may be disclosed in the Due Diligence Items, to Seller’s Knowledge, Seller has not received any notice of and is not aware of any legal actions, suits, or other legal or administrative proceedings, pending or, to Seller’s Knowledge, threatened against the Property, and to Seller’s Knowledge, there are no outstanding judgments against Seller.
(x)Contracts. Seller has delivered true, correct and complete copies of the Contracts to Buyer. To Seller’s Knowledge, there are no outstanding material defaults, disputes, claims, defenses, rights of set off or events which with the giving of notice or the passage of time or both could become a default under the Contracts.
(xi)Taxes. Seller has paid any and all local, state and federal taxes required to be paid by Seller, including, without limitation, real property taxes and assessments and general excise taxes (exclusive of prorations to be done through the Closing Date). To Seller’s Knowledge, there have been no supplemental or special taxes assessed against the Property.
(xii)Seller Certificates. To Seller’s Knowledge, the statements in Seller’s Certificates are materially true and correct.
(xiii)Due Diligence Items.    To Seller’s Knowledge, all Due Diligence Items are materially true and correct copies of such documents.

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As used in this Agreement, the term “to Seller’s Knowledge”, or words to that effect, means to the actual knowledge of Lawrence Taff, Chief Executive Officer of Pacific Office Properties Trust, Inc. (“Seller Designated Individual”) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any Seller’s Representative, or to impose upon such Seller Designated Individual any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Anything contained in this Agreement to the contrary notwithstanding, there shall be no personal liability on the part of the Seller Designated Individual arising out of any representation or warranty made herein.

(b)    Survival of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in any Seller Certificate shall survive Closing and not be merged therein for a period of six months after Closing (the “Limitation Period”), and Seller shall only be liable to Buyer hereunder for a breach of any warranty or representation set forth in this Agreement with respect to which a claim is made by Buyer against Seller on or before the date that is six months after the Closing Date. Any provision in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller's warranties and representations set forth in this Agreement shall be limited to TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. Dollars (U.S. $250,000.00); provided, however, the foregoing shall not limit or restrict the limited warranties of title expressly set forth in the Deed or the Assignment and Assumption of Ground Lease. Notwithstanding the foregoing, however, if Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise, to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement as the result of any of Seller's warranties or representations being untrue, inaccurate or incorrect if to Buyer’s Knowledge (as defined below) such representation or warranty was untrue, inaccurate or incorrect at the time of Closing.

(c)    Buyer’s Representations and Warranties. Buyer makes the following representations and warranties, to and for the benefit of Seller, which representations and warranties shall be true and correct as of the Effective Date (except as otherwise stated below) and as of the Closing Date:

(i)Organization. Buyer is a Hawaii corporation, duly organized, validly existing and in good standing, under the laws of the State of Hawaii and is in good standing under the laws of the State of Hawaii.

(ii)Authorization. Buyer has full power and authority to enter into this Agreement and, as of the Closing Date, has the authority to perform, or cause to be performed, its obligations hereunder. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated herein will have been duly and validly authorized by all necessary action and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The persons executing this Agreement have full authority and power to execute this Agreement on behalf of Buyer and have full authority and power to bind Buyer to all the terms and provisions of this Agreement.

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(iii)Bankruptcy Proceedings. There are no actions, voluntary or otherwise, pending or, to Buyer’s knowledge, threatened against Buyer under the bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction. Buyer is not insolvent nor has Buyer (A) made a general assignment for the benefit of its creditors, (B) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (C) suffered the attachment or other judicial seizure of any of its assets, or (D) made any plans to file any voluntary petition in bankruptcy, and will not do so within one hundred eighty (180) calendar days of Closing.

(iv)Conflicting Agreements. To Buyer’s Knowledge, neither the execution nor delivery of this Agreement, nor the consummation of the transaction contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Buyer is a party, or constitute a default thereunder.

(v)Proceedings. No legal or administrative proceeding is pending or, to Buyer’s Knowledge, threatened against Buyer which would adversely affect its ability to consummate the transaction as contemplated in this Agreement.

(vi)Financial Capacity. Buyer represents that Buyer has or will have funds available to it on the Closing Date sufficient to consummate the transactions contemplated by this Agreement, and that closing of the transaction contemplated hereunder is not contingent upon Buyer obtaining financing.

(vii)Prohibited Persons and Transactions. Neither Buyer, nor any of its affiliates, nor, to Buyer’s knowledge, any of their respective members, officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the OFAC of the Department of the Treasury (including those name on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities; provided, however, Buyer makes no representation of the foregoing with respect to any shareholder of Buyer or any of its affiliates.

(viii)ERISA. Buyer will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Buyer shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

As used in this Agreement, the term “to Buyer’s Knowledge”, or words to that effect, means to the actual knowledge of Steven Yamane (“Buyer Designated Individual”) and shall not be

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construed, by imputation or otherwise, to refer to the knowledge of Buyer, or any Buyer’s representative, or to impose upon such Buyer Designated Individual any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Anything contained in this Agreement to the contrary notwithstanding, there shall be no personal liability on the part of the Buyer Designated Individual arising out of any representation or warranty made herein.

(d)    Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall survive Closing and not be merged therein for the Limitation Period, and Buyer shall only be liable to Seller hereunder for a breach of any warranty or representation set forth in this Agreement with respect to which a claim is made by Seller against Buyer during the Limitation Period. Notwithstanding the foregoing, however, if Closing occurs, Seller hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise, to make a claim against Buyer for damages that Seller may incur, or to rescind this Agreement as the result of any of Buyer’s warranties or representations being untrue, inaccurate or incorrect if to Seller’s Knowledge such representation or warranty was untrue, inaccurate or incorrect at the time of Closing; provided further that the maximum aggregate liability of Buyer for breaches of Buyer's warranties and representations set forth in this Agreement shall be limited to TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. Dollars (U.S. $250,000.00).

(e)    Duty to Update. Prior to Closing, Seller and Buyer shall each promptly, upon such Party’s acquiring of actual knowledge of any event or circumstance which makes any representation or warranty made by such Party hereunder materially untrue or misleading, provide the other Party with written notice of such event or circumstance. In such event, or if a Party otherwise discovers that any of the representations and warranties made herein by the other Party is not true in all material respects as if first made as of the date of such discovery, the Party’s sole and exclusive remedy shall be: (i) to terminate this Agreement in accordance with the provisions of Section 7 hereof, unless the matters which cause such representations and warranties not to be true in all material respects is the result of a willful breach by the making Party of such representations and warranties, in which case the provisions of Section 13 hereof shall govern; or (ii) to proceed to Closing upon the terms and conditions set forth in this Agreement, subject to the matters which causes the representations and warranties not to be true in all material respects as if first made as of the date of such discovery and, in such a case, such representations and warranties shall be automatically modified to such extent and the making Party shall have no liability for the same.

9.COVENANTS.

(a)    Seller’s Covenants. In addition to the other agreements and covenants of Seller set forth in this Agreement, between the Effective Date and Closing or earlier termination of this Agreement, each Seller covenants and agrees as follows with respect to its respective interests in the Property:

(i)Operation of the Property. Subject to the provisions of Section 14 hereof, Seller shall use commercially reasonable efforts to operate and manage the Property in its

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normal, ordinary and customary manner as of the Effective Date, and to maintain the Property in normal repair and working order.

(ii)Tenant Leases and Contracts. During the Due Diligence Period, Seller shall notify Buyer of any proposed modification or termination of any existing Tenant Lease or Contract, or of any proposed new tenant lease or new contract relating to the Property to be entered into during the Due Diligence Period, and give Buyer two (2) business days to comment thereon. During the period from the expiration of the Due Diligence Period and Closing, Seller shall not enter into any new tenant lease, any new contract relating to the Property which is not terminable upon thirty (30) calendar days’ notice, or any amendment or modification of any Tenant Lease or Contract, without the prior written consent of Buyer, which consent may be denied by Buyer in its reasonable discretion; provided, however that in the event Buyer fails to notify Seller in writing of its disapproval within five (5) business days of its receipt of the proposed modification, amendment, or new tenant lease or contract, or prior to Closing, whichever is earlier, such failure shall be deemed consent by Buyer; and provided further Buyer acknowledges that Seller is currently negotiating Amendment No. 2 of Lease Agreement, a copy of which is attached hereto as EXHIBIT “10” (the “Amendment No. 2 State Lease”), to amend the lease dated November 2, 2009, by and between City Center, LLC and the State of Hawaii, Department of Human Services, as amended by that certain Amendment No. 1 of Lease Agreement dated October 27, 2010 (collectively, the “State Lease”), and Seller shall continue to diligently proceed with such negotiations and keep Buyer informed as to the status of such negotiations, and Seller shall have the right to execute an amendment of the State Lease in its sole and absolute discretion as long as such amendment is not materially different from Amendment No. 2 State Lease. Such amendment of the State Lease and any other new tenant lease or contract, and any modified Tenant Lease or Contract to which Buyer consents (or is deemed to have consented to) shall be assumed by Buyer at Closing.

(iii)Permitted Title Encumbrances. During the period from the expiration of the Due Diligence Period and Closing, Seller shall not enter into any new title exception nor terminate, amend or modify any Permitted Exception except as provided in Section 3(b) hereof.

(iv)Tenant Estoppel Certificates. Seller shall promptly request and use commercially reasonable efforts to timely obtain a Tenant Estoppel Certificate from each tenant under the Tenant Leases as set forth in Section 6(a)(iii) hereof. Any provision in this Agreement to the contrary notwithstanding, Seller’s only obligation hereunder is to use commercially reasonable efforts to obtain the Tenant Estoppel Certificates as provided herein, and any failure to obtain the Tenant Estoppel Certificates as provided herein shall not constitute a default by Seller hereunder, and Seller shall provide any required Seller Certificates as set forth in Section 6(a)(iii) hereof.

(b)    Buyer’s Covenants. In addition to the other agreements and covenants of Buyer set forth in this Agreement, Buyer covenants and agrees as follows:

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(i)Use of Tenant and Other Deposits. Buyer shall hold and apply any deposits transferred to Buyer pursuant to the Assignment and Assumption of Tenant Leases or the Assignment and Assumption of Contracts and Intangible Property, in accordance with the respective terms of the relevant Contract and/or Tenant Lease or instrument, as applicable. The provisions of this Section 9(b)(i) shall survive Closing.

10.ESCROW.

(a)    Opening. Immediately upon the Effective Date, Seller and Buyer shall open an escrow account (“Escrow”) with Title Guaranty Escrow Services, Inc., at 235 Queen Street, Honolulu, Hawaii, Attention: Jeremy Trueblood (“Escrow Agent”) for the purchase and sale of the Property pursuant to this Agreement. Delivery to Escrow Agent of a fully executed copy of this Agreement shall constitute the opening of Escrow. This Agreement shall constitute joint escrow instructions to Escrow Agent. Seller and Buyer may execute such additional instructions not inconsistent with the provisions of this Agreement. Seller and Buyer agree that, as between Seller and Buyer, if there is any conflict between the terms of this Agreement and the provisions of any additional escrow instructions, the terms of this Agreement shall control.

(b)    Cancellation. If Escrow fails to close due to Seller’s default, Seller shall pay all Escrow Cancellation Charges. If Escrow fails to close due to Buyer’s default, Buyer shall pay all Escrow Cancellation Charges. As used herein, the term “Escrow Cancellation Charges” means all fees, charges and expenses incurred or charged by Escrow Agent, including all expenses incurred or charged in connection with issuance of the PTR and other title matters. Nothing contained in this Section 10(b) is intended to limit either Seller or Buyer from exercising the remedies available upon default as set forth in Section 13 hereof.

11.CLOSING.

(a)    Closing Date. As used in this Agreement, the term “Closing Date” means the date on which Closing occurs, and the term “Closing” shall refer to the recordation of the Deed, the Assignment and Assumption of Ground Lease, and the delivery of the other Closing Documents (as defined below), and the final disbursal of funds by Escrow Agent, as provided in this Agreement. Closing shall take place on the date that is fourteen (14) business days after the expiration of the Due Diligence Period or such earlier date mutually agreed upon by Buyer and Seller (the “Scheduled Closing Date”). Any provision in this Agreement to the contrary notwithstanding, in no event shall Closing take place later than February 15, 2015.

(b)    Execution and Delivery of Closing Documents. On or before the time specified by Escrow Agent to consummate Closing as provided herein, CCLC, CC and/or Buyer, as appropriate, shall execute (with notary acknowledgment, as applicable) and submit to Escrow Agent the following items (the “Closing Documents”) with respect to the respective property to be conveyed by each Seller:

(i)Deed. Three (3) counterpart originals of the Deed.

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(ii)Assignment and Assumption of Ground Lease. Three (3) counterpart originals of the Assignment and Assumption of Ground Lease.

(iii)Conveyance Tax Certificates. One (1) original of a conveyance tax certificate to accompany the Deed and one (1) original of a conveyance tax certificate to accompany the Assignment and Assumption of Ground Lease.

(iv)Bill of Sale. Two (2) counterpart originals of the Bill of Sale.

(v)Assignment and Assumption of Contracts and Intangible Property. Two (2) counterpart originals of the Assignment and Assumption of Contracts and Intangible Property.

(vi)Assignment and Assumption of Tenant Leases. Two (2) counterpart originals of the Assignment and Assumption of Tenant Leases.

(vii)Closing Statements. The closing statement for each Party, as prepared by Escrow Agent and approved by Seller or Buyer, as applicable.

(c)    Seller’s Closing Deliveries. In addition to the Closing Documents as provided in Section 11(b) hereof, prior to the Closing Date (and within such timeframe as may be more specifically provided herein or required by Escrow Agent) Seller shall cause to be delivered to Escrow Agent the following items:

(i)FIRPTA Affidavit. An affidavit of each Seller to the effect that the respective Seller, or its members, is not a “foreign person” as that term is defined in Section 1445(f)(3), Internal Revenue Code of 1986, as amended.

(ii)HARPTA Affidavit. A Hawaii Department of Taxation Form N-289 (or any successor to such form) to the effect that each Seller, or its members, is a “resident person” as that term is defined in Section 235-68, Hawaii Revised Statutes.

(iii)Tax Clearance Application. A State of Hawaii Department of Taxation Tax Clearance Application for each Seller approved by the Department of Taxation.

(iv)Report of Bulk Sales or Transfer. A Report of Bulk Sales or Transfer as required by Section 237-43 of the Hawaii Revised Statutes, as amended, duly executed and filed by each Seller, with a certification from the State of Hawaii Department of Taxation certifying that all taxes due to the State of Hawaii Department of Taxation by each Seller as of the date of the certification have been paid.

(v)Mechanic’s Lien Waivers/Affidavits. Duly executed mechanic’s lien waivers/affidavits and other related matters, as are reasonably required by the Title Company to issue Buyer’s Title Policy, if applicable, in a form reasonably acceptable to Seller and Buyer.

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(vi)Other Affidavits/Certificates. Duly executed affidavits/certificates regarding parties in possession and other related matters, as are reasonably required by the Title Company to issue Buyer’s Title Policy, if applicable, in a form reasonably acceptable to Seller and Buyer.

(vii)Seller’s Certificate. A certificate from each Seller confirming that the representations and warranties of the respective Seller as set forth in this Agreement are true and correct in all material respects as of the date of Closing.

(viii)Original Documents. Originals (or where appropriate, copies) of the Contracts, the Tenant Leases, and, as applicable, the Intangible Property to the extent the same are in Seller’s possession and to the extent the same have not previously been delivered to Buyer.

(ix)Keys, Access Cards and Combinations. All keys, access cards and combinations to the Improvements, or any portion thereof, to the extent the same are in Seller’s possession and to the extent the same have not previously been delivered to Buyer.

(x)Notices of Sale. Notices of Sale to tenants under the Tenant Leases and to third parties under the Contracts, duly executed by Seller, in such form(s) as agreed by Seller and Buyer, pursuant to Section 3(e) hereof.

(xi)Good Standing. A certificate of good standing from the Department of Commerce and Consumer Affairs of the State of Hawaii for each Seller showing the respective Seller to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii,

(xii)Resolutions; Evidence of Authority. A resolution of Seller authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such sale to execute, acknowledge and deliver such instruments and agreements on behalf of Seller, and such other resolutions, authorizations and/or evidence of authority as Buyer, Escrow Agent or the Title Company may reasonably require in connection with this transaction.

(xiii)Estoppel Certificates. Originals of the Tenant Estoppel Certificates and the Seller Certificates to be provided by Seller pursuant to this Agreement.

(d)    Buyer’s Closing Deliveries. In addition to the Closing Documents as provided in Section 11(b) hereof, prior to the Closing Date (and within such timeframe as may be more specifically provided herein or required by Escrow Agent) Buyer shall cause to be delivered to Escrow Agent the following items:

(i)Closing Payment. The Closing Payment pursuant to Section 2(b)(iii) hereof.

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(ii)Good Standing Certificate. A certificate of good standing from the Department of Commerce and Consumer Affairs of the State of Hawaii showing Buyer to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii.

(iii)Resolutions; Evidence of Authority. A resolution of Buyer authorizing the purchase of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such purchase to execute, acknowledge and deliver such instruments and agreements on behalf of Buyer and such other resolutions, authorizations and/or evidence of authority as Seller, Escrow Agent or the Title Company may reasonably require in connection with this transaction.

(e)    Closing Costs. Except as otherwise specifically provided in this Agreement, Seller shall be responsible for all closing costs incurred by Seller, and Buyer shall be responsible for all closing costs incurred by Buyer, including each of their respective attorneys’ fees.

(i)    Seller’s Closing Costs. At Closing (if not earlier paid), Seller shall pay the following: (A) all of the recording costs, including but not limited to the costs to record the Deed, the Assignment and Assumption of Ground Lease, and to release and discharge any Monetary Exceptions and any other exceptions that are not Permitted Exceptions, (B) all conveyance taxes payable in connection with the sale by Seller of the Leased Fee Interest and the Leasehold Interest, (C) the premium for the base (i.e. standard owner’s coverage) portion of Buyer’s Title Policy (excluding all of the costs for any extended coverage), (D) one-half (½) of Escrow Agent’s fees, and (E) all costs and expenses incurred in connection with any Seller’s Exchange (defined below).

(ii)    Buyer’s Closing Costs. At Closing (if not earlier paid), Buyer shall pay the following: (A)  all of the cost of any extended coverage and/or any extra endorsements to Buyer’s Title Policy, if applicable, (B) one-half (½) of Escrow Agent’s fees, and (C) all costs and expenses incurred in connection with any Buyer’s Exchange (defined below).

(iii)    Other Closing Costs. Escrow Agent shall apportion all other closing costs, if any, in a manner customary for real estate transactions of this nature in the State of Hawaii, or, if there is no custom, such other closing costs shall be split equally between Seller and Buyer.

(f)    Closing. Provided that all conditions to Closing have been satisfied or waived in accordance with this Agreement, the following shall occur on the Closing Date:

(i)Recordation. Escrow Agent shall cause the recordable documents to be duly recorded in the Bureau of Conveyances of the State of Hawaii in the following order: (1) the Deed, and (2) the Assignment and Assumption of Ground Lease.

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(ii)Disbursal of Purchase Price. Escrow Agent shall disburse to (or as directed by) Seller the Purchase Price, less Seller’s share of the closing costs and as adjusted by applicable credits, charges and prorations as provided herein.

(iii)Delivery of Conveyance Documents and Closing Documents. Escrow Agent shall deliver fully executed counterpart originals of the Conveyance Documents and the Closing Documents to Buyer and to Seller, and shall deliver all other items held in Escrow to the party entitled thereto or benefitted thereby.

(iv)Possession. Possession of the Property shall be delivered to Buyer, subject to such rights constituting or arising out of the Permitted Exceptions, including, without limitation, the rights of tenants under the Tenant Leases.

12.PRORATIONS AND APPORTIONMENTS.

(a)    Proration and Apportionment. The items set forth below shall be prorated and apportioned between Buyer and Seller as provided below. For purposes of this Section 12, all prorations to occur as of the Closing Date shall be determined as of 11:59 p.m. Hawaii Standard Time on the date immediately preceding the Closing Date (“Cutoff Time”), as though Buyer held title to the Property throughout the entire day on which Closing occurs. Such prorations and adjustments shall be made on the basis of a 365-day year for items payable on an annual or semi-annual basis, and on the number of days in the calendar month in which Closing occurs for items payable on a monthly basis.

(i)Taxes on Gross Receipts. Gross income and other taxes and charges, if any, payable on account of any rents and/or income derived from the Property or the business conducted on or within the Real Property, including, without limiting the generality of the foregoing, Hawaii general excise taxes (but not any taxes based on the net income of Seller, the liability for all of which shall remain with Seller) shall be prorated as of the Closing Date.

(ii)Real Property Taxes. All real property taxes and assessments for the fiscal year in which Closing occurs shall be prorated as of the Closing Date. Installments for any special assessments for improvements to the Property which accrue prior to the Closing Date shall be paid by Seller, and installments for any special assessments for improvements to the Property which accrue after the Closing Date shall be paid by Buyer; provided, however, that with respect to any assessment payable in installments, all installments due and payable prior to the Closing Date shall be paid by Seller, and all installments due and payable on or after the Closing Date shall be paid by Buyer. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill or on such other basis as Escrow Agent may require and adjusted as necessary post-Closing pursuant to Section 12(c) and Section 12(d) hereof.

(iii)Personal Property Taxes. Seller shall pay the amount of any and all sales or similar taxes, if any, payable in connection with the sale of the Tangible Personal Property

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or Intangible Personal Property, and Seller shall execute and deliver any tax returns in connection therewith.

(iv)Prepaid Expenses. Buyer shall be charged for those prepaid expenses paid by Seller allocable to any period from and after the Closing Date, including, without limitation, prepaid amounts under any Contract, annual permit and inspection fees, and fees for licenses paid by Seller to third parties to the extent the same are transferable hereunder, are in fact transferred hereunder to Buyer at Closing and remain on deposit for the benefit of Buyer.

(v)Utility Charges. All utility services provided to the Real Property in Seller’s name shall be terminated effective as of the Closing Date, and Buyer shall be responsible for its own utility services thereafter. Utility charges including, without limitation, electricity, gas, telephone, cable television, water and sewer charges, if any, shall be prorated as of the Closing Date. Seller shall receive a credit for all deposits for utilities, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer of any such utility charges. Where possible, cutoff readings will be secured for all utilities as of the Closing Date. To the extent they are not available, the cost of such utilities shall be apportioned between the Parties on the basis of the latest bill for such service and adjusted as necessary post-Closing pursuant to Section 12(c) and Section 12(d) hereof.

(vi)Tenant Leases. Except as otherwise provided herein, any amounts actually collected under the Tenant Leases shall be prorated as of the Closing Date. Any additional amounts not known at Closing will be part of the post-Closing adjustments contemplated herein. Buyer shall be entitled to a credit for all security and other deposits held by Seller as of the Closing Date with respect to the Tenant Leases being conveyed to Buyer at Closing to the extent that such deposits are not transferred to Buyer at Closing.

(vii)Accounts Payable and Receivable. All accounts payable and expenses related to operations of the Property which have accrued before the Closing Date shall, except as otherwise expressly provided herein, be paid by Seller on or before the Closing Date or credited to Buyer as a reduction of the Purchase Price, and all accounts payable and expenses arising after the Closing Date which are incurred by or at the direction of Buyer outside of this Agreement will be Buyer’s sole responsibility. Buyer shall not acquire accounts receivable from Seller, and there shall be no adjustments or prorations therefor; provided, however, that Buyer shall use reasonable efforts (excluding litigation and other collection procedures) for a period of one hundred eighty (180) calendar days after the Closing Date to collect on behalf of Seller all accounts receivable outstanding as of Closing. Any rents collected by Buyer after the Cutoff Time from any tenant who owes rents for periods prior to the Closing Date, shall be applied (1) first, to Seller and Buyer, in an amount equal to the rents payable by such tenant for the month in which the Closing Date occurs, apportioned as of the Closing Date, (2) second, to Buyer in an amount equal to rents owed by such tenant for all periods from and after the Closing Date to the date of receipt, and (3) third, to Seller in an amount equal to rents owed by such tenant to Seller. Each such

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amount, less any costs of collection (including reasonable counsel fees and customary disbursements) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. Seller shall have the right, upon notice to Buyer, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants.

(viii)Leasing Commissions. Buyer shall be responsible for all leasing commissions with respect to Tenant Leases executed after the Effective Date pursuant to and in accordance with this Agreement; provided, however, that Seller shall pay for all leasing commissions due with respect to the amendment of the State Lease if said amendment is executed prior to the Closing Date.

(ix)Tenant Lease Concessions. Buyer shall be responsible for all Tenant Lease Concessions with respect to Tenant Leases executed after the Effective Date pursuant to and in accordance with this Agreement. As used herein, “Tenant Lease Concessions” means and includes any payment, expense or rent concession required under any of the Tenant Leases to be paid or incurred by, or charged to, the landlord or lessor thereunder to or for the benefit of the tenant or lessee thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs and allowances, lease buy-outs, moving allowances, and “free rent” periods.

(x)Other Prorations. Other customary prorations, if any, shall be prorated or apportioned between Seller and Buyer as of the Closing Date.

(b)    Allocation of Payments Received after Closing Date. Except as otherwise provided in Section 12(a)(vii) hereof, the following allocations shall be utilized for payments received by Buyer after Closing from persons having unpaid obligations under the Tenant Leases:

(i)Payments specifying application to specific obligations shall be allocated to such obligations.

(ii)Payments not specifying application to specific obligations shall be allocated to any outstanding obligations accruing after the Closing Date to Buyer.

(iii)Payments not allocated pursuant to (i) or (ii) above shall be allocated next in priority to any outstanding obligations accrued to Seller.

(c)    Procedure; Post-Closing Adjustment. Seller and Buyer shall jointly and in good faith (i) account for all items to be prorated or apportioned pursuant to this Section 12, and (ii) determine the amount of such prorations and apportionments as provided in this Section 12. If at any time prior to the first anniversary of the Closing Date either Buyer or Seller discovers any items which should have been included in the prorations and apportionments but which were omitted therefrom, or any material error in the computation thereof, such items shall be promptly adjusted

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as of the Closing Date. Either Party owing the other Party a sum of money based upon any such adjustment after the Closing Date shall promptly pay that sum to the other Party, together with interest thereon at the rate of eight percent (8%) per annum from the fifth (5th) business day after the amount is determined until the date of payment.

(d)    Final Proration of Rent, Certain Other Items. Without limiting the generality of Section 12(c) hereof, final prorations of rent and charges under the Tenant Leases, including, without limitation, any common area maintenance contributions, operating expenses, air conditioning charges, utility charges, real property taxes and other sums payable by tenants under the Tenant Leases, and other apportionable items which are dependent for their calculation upon the economic performance of the Property (or a portion thereof) over a specified interval of time or which are not due and payable until after the Closing Date (or are adjustable after the Closing Date) shall be accomplished as follows: Buyer and Seller shall await the expiration of the specified interval to determine the proration, and Seller and Buyer shall then prorate the item by allocating to Seller the product of such apportionable item for the entire interval multiplied by a fraction, the numerator of which is the number of days within the specified interval which occurred before the Closing Date and the denominator of which is the total number of days in the specified interval; provided, however, that all final prorations shall be calculated within ninety (90) calendar days after the end of the calendar year in which Closing occurs.

(e)    Survival. The provisions of this Section 12 shall survive Closing.

13.DEFAULT AND REMEDIES.

(a)    Buyer’s Default; Liquidated Damages.  In the event of Buyer’s material default in the performance of any obligation or covenant under this Agreement prior to Closing, Seller’s sole and exclusive remedy shall be to terminate this Agreement and retain the amount of the Deposits to be paid as provided in this Agreement, plus accrued interest thereon, as liquidated damages; provided, however, that Seller shall also be entitled to (A) exercise any rights or remedies it may have at law or in equity by virtue of any provision of or obligation under this Agreement which expressly survives the termination of this Agreement or the Closing, and/or any indemnity created or granted herein, (B) exercise any rights and remedies it may have at law and in equity to enforce Buyer’s obligations under Sections 4(c), 4(d) and 5 hereof, and (C) recover the costs and expenses of enforcing this Agreement, including reasonable attorneys’ fees. Seller and Buyer expressly acknowledge and agree that in the event of such a default under this Agreement by Buyer prior to Closing, (i) Seller will be materially damaged, (ii) with the fluctuation in value of land, commercial property and retail property in the State of Hawaii, the unpredictable state of the economy and of governmental regulations, the nature of the real estate market in the State of Hawaii, the difficulty in evaluation of lost profits, and other factors which directly affect the value and marketability of the Property, it would be extremely difficult and impracticable at this time to estimate the amount of such damage, and (iii) after negotiation, the Parties have agreed that, considering all of the circumstances existing as of the Effective Date, the amount of the Deposits to be paid as provided in this Agreement, plus accrued interest thereon, is a reasonable estimate of the damages that Seller would incur in such event and would not constitute a penalty or unreasonable forfeiture. In such event, Escrow Agent is hereby irrevocably instructed by Seller and Buyer to release and disburse

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the amount of the Deposits to be paid as provided in this Agreement, plus accrued interest thereon, to Seller.

(b)    Seller’s Default; Buyer’s Remedies. In the event of Seller’s material default in the performance of any obligation or covenant under this Agreement prior to Closing, Buyer shall elect, in Buyer’s sole discretion, to either: (i) terminate this Agreement and receive the Deposits to the extent made (plus accrued interest thereon), in which event Seller shall pay all Escrow Cancellation Charges and Seller shall reimburse Buyer for Buyer’s documented and reasonable out-of-pocket costs incurred in connection with its due diligence which shall not in any event exceed in the aggregate the sum of FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $50,000.00) and upon such termination neither Party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement and/or any indemnity created or granted herein and for recovery of Buyer’s reasonable costs and expenses for enforcing this Agreement including reasonable attorneys’ fees, or (ii) proceed with Closing, and if necessary seek specific performance of Seller’s obligations hereunder, and exercise any rights or remedies it may have at law or in equity by virtue of any provision of this Agreement which expressly survives the termination of this Agreement and/or any indemnity created or granted herein subject to the terms and provisions of this Agreement, and recover the costs and expenses of enforcing this Agreement, including reasonable attorneys’ fees; provided, however, that as a condition precedent to Buyer exercising any right it may have to seek specific performance, Buyer must commence such action within ninety (90) calendar days of after the Scheduled Closing Date. Buyer acknowledges and agrees that the limitation of Buyer’s remedies is a material condition of Seller’s willingness to enter into this Agreement, and Buyer specifically confirms and acknowledges that in consideration of Seller’s acceptance of this Agreement, Buyer has accepted all other risks of Seller’s default, and agrees that Buyer’s remedies, as expressly limited in this Agreement, represent adequate and sufficient compensation to Buyer in the event of Seller’s default. Except as otherwise provided in this Agreement, in no event shall Buyer have the right to seek damages from Seller by reason of a default hereunder and Buyer hereby expressly waives any such right.

(c)    No Personal Liability. Notwithstanding any provision in this Agreement to the contrary, there shall be no personal liability to the members, managers, officers, directors, partners, agents, representatives or employees of Seller or Buyer arising out of or in any way relating to the covenants, obligations, representations, warranties and/or agreements of Seller or Buyer, as applicable, as set forth in this Agreement and/or in any of the Conveyance Documents other than in any guaranty, indemnity or other covenant made by an individual in its personal capacity. Seller and Buyer acknowledge and agree that the limits and restrictions set forth in this Section 13 have been specifically negotiated and agreed upon by and between Seller and Buyer and that neither Seller nor Buyer would be willing to enter into this Agreement without each other’s agreement to these restrictions and that the same are therefore binding and effective upon Seller and Buyer and their respective successors and assigns.

(d)    Survival. The provisions of this Section 13 shall survive Closing or earlier termination of this Agreement.

14.RISK OF LOSS.

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(a)    Minor Damage. In the event of loss or damage to or condemnation of the Property or any portion thereof prior to Closing which is not “major” (as defined below), this Agreement shall remain in full force and effect and Seller shall assign to Buyer all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

(b)    Major Damage. In the event of a “major” loss or damage to the Property or any portion thereof prior to Closing, either Seller or Buyer may terminate this Agreement by written notice to the other Party, in which event the Deposits, to the extent made, plus accrued interest shall be returned to Buyer. If neither Seller nor Buyer elects to terminate this Agreement within ten (10) calendar days after Seller sends Buyer written notice of the occurrence of major loss or damage, then Seller and Buyer shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Buyer all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

(c)    Definition of “Major” Loss or Damage. For purposes of this Agreement, “major” loss or damage refers to the following: (i) an uninsured loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller (not previously engaged by Seller) or its affiliates and reasonably approved by Buyer, equal to or greater than FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $500,000.00) (measured by the cost or repair or replacement) in the aggregate, or take longer than one hundred eighty (180) calendar days to complete, and (ii) any loss due to a condemnation proceeding which permanently and materially adversely impairs the current use of the Property and for which Seller does not nor is otherwise able to cure the impairment of the current use of the Property or any loss of property with a fair market value greater than FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $500,000.00). If Buyer does not give notice to Seller of Buyer’s reasons for disapproving an architect within ten (10) business days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.

15.NOTICES. Any notice, consent, approval, waiver or election to be given to or served upon any Party hereto in connection with this Agreement must be in writing, and may be given by personal delivery or by certified or registered mail or by facsimile transmission followed by confirming “hard copy”, and shall be deemed to have been given and received upon receipt, in the case of notice by personal delivery or facsimile transmission, or four (4) calendar days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Such notices shall be given to the parties hereto at the following addresses:

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If to CCLC:	City Center Land Company, LLC
841 Bishop Street, Suite 1700
Honolulu, Hawaii 96813
Attention: Lawrence Taff
Telephone: (808) 544-1219
Facsimile: (808) 544-1203

If to CC:	City Center, LLC
841 Bishop Street, Suite 1700
Honolulu, Hawaii 96813
Attention: Lawrence Taff
Telephone: (808) 544-1219
Facsimile: (808) 544-1203

With a copy to:	Schneider Tanaka Radovich Andrew & Tanaka, LLLC
1100 Alakea Street, Suite 2100
Honolulu, Hawaii 96813
Attention: Diane Yuen Praywell
Telephone: (808) 792-4200
Facsimile: (808) 792-9026

If to Buyer:	U. Yamane, Limited
P.O. Box 25881
Honolulu, HI 96825-0881
Attention: Steven Yamane
Telephone: (808) 371-6151
Facsimile: (808) 739-0884

With a copy to:	Rush Moore LLP
737 Bishop Street, 24th Floor
Honolulu, Hawaii 96813
Attention: David Shibata
Karen Winter
Telephone: (808) 521-0400
Facsimile: (808) 521-0497

Any Party hereto may, at any time by giving five (5) calendar days’ written notice to the other Party hereto, designate any other address in substitution of or in addition to the foregoing address to which such notice shall be given.

16.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Seller and Buyer relating to the transaction contemplated by this Agreement, and all prior and contemporaneous agreements, representations, negotiations and understandings of Seller and Buyer, oral or written, other than the Confidentiality Agreement, are hereby superseded and merged herein.

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No agent, representative, salesman, or officer of either Seller or Buyer has any authority to make, or has made, any statements, agreements, or representations, either oral or in writing, express or implied, modifying, adding to, or changing the terms and conditions of this Agreement, and neither Seller nor Buyer has relied upon any representations not set forth in this Agreement. No waiver or amendment of the provisions of this Agreement shall be effective unless in writing and signed by both Seller and Buyer. This Section 16 shall not be construed or interpreted as affecting the validity of any instrument executed by Seller and Buyer in the form of any of the exhibits attached to this Agreement, or as otherwise required to consummate the transaction contemplated by this Agreement.

17.BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

18.ASSIGNMENT. Buyer shall not assign this Agreement without the prior written consent of Seller, which consent may be withheld or conditioned in Seller’s sole discretion. Notwithstanding the foregoing, Buyer may, without Seller’s consent, assign this Agreement to an entity or entities which Buyer causes to be formed, and in which Buyer holds a controlling ownership or management interest, for the purpose of purchasing and holding the Property pursuant to this Agreement; provided that any assignment of Buyer’s interest hereunder shall be pursuant to a written assignment and assumption delivered to Seller, wherein the assignee shall assume and agree to pay and perform all of the terms, covenants and conditions of this Agreement to be paid or performed by Buyer hereunder; and provided further that no such assignment shall relieve or release Buyer of its obligations hereunder.

19.APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii, without regard to any otherwise applicable principles of conflict of laws. Seller and Buyer hereby agree and stipulate that any suit or action arising out of or in connection with the Property or the terms of this Agreement shall be brought in the Circuit Court of the First Circuit, State of Hawaii, or in the United States District Court for the District of Hawaii, and the Parties each hereby unconditionally submit to the jurisdiction of such courts for such purposes. Each Party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

20.TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement.

21.CALCULATION OF TIME PERIODS. As used herein, the term “business day” shall mean any day that is not a Saturday, Sunday or day observed as a legal holiday by the United States federal government or the State of Hawaii. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither

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a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 4:00 p.m., Hawaii Standard Time.

22.NO WAIVER. No waiver by Buyer or Seller of a breach of any of the terms, covenants and conditions of this Agreement by the other shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. No waiver of any default by Buyer or Seller hereunder shall be implied from any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.

23.FURTHER ASSURANCES. Each of the Parties shall execute and deliver any and all additional papers, documents and assurances, and shall do all acts and things reasonably necessary, in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

24.COUNTERPARTS. This Agreement may be executed in any number of counterparts. It shall be fully executed when each Party whose signature is required has signed at least one counterpart even though no one counterpart contains the signature of all the Parties. Each executed counterpart shall be deemed an original, but all such counterparts together shall constitute one and the same Agreement.

25.FACSIMILE/EMAIL SIGNATURES. Seller and Buyer agree that facsimile and *.pdf electronic mail (“email”) signatures on this Agreement and any addenda or other documents related to this Agreement shall be binding and effective for all purposes and treated in the same manner as physical signatures. Notwithstanding the foregoing, Seller and Buyer agree that they will promptly forward physically signed copies of this Agreement and such other documents to Escrow Agent. However, this Agreement and any other documents containing facsimile or email signatures shall remain binding and effective even if the original documents are not received by Escrow Agent. The Parties understand that they are required to physically sign the Deed, the Assignment and Assumption of Ground Lease, the conveyance tax certificates and applications for a tax clearance and the Reports of Bulk Sales or Transfer.

26.BROKERS. Colliers International (the “Buyer’s Broker”) is representing Buyer in connection with this transaction, but Seller shall be responsible the payment for any fees or commissions due to Buyer’s Broker pursuant to a separate written agreement to be executed by Seller and Buyer’s Broker (the “Buyer’s Broker Commission”). Seller and Buyer hereby represent and warrant to each other that the warranting Party has not entered into nor will such warranting Party enter into any other agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other Party to pay any finder’s fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller will indemnify, defend and hold harmless Buyer from and against any and all claims, costs, damages and/or liabilities, including reasonable attorneys’ fees, Buyer ever suffers or incurs because of any breach of representations by Seller under this Section 26 or any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property, and arising out of any acts or agreements of

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Seller. Except for the Buyer’s Broker Commission, Buyer will indemnify, defend and hold harmless Seller from and against any and all claims, costs, damages and/or liabilities, including reasonable attorneys’ fees Seller ever suffers or incurs because of any breach of representations by Buyer under this Section 26 or any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property and arising out of the acts or agreements of Buyer. The provisions of this Section 26 shall survive Closing.

27.CAPTIONS. Captions given to various sections in this Agreement, and terms used for definition purposes herein, are for convenience and reference purposes only and are not intended to and shall not modify or affect the meaning, construction or interpretation of any of the substantive provisions hereof.

28.AMENDMENTS. This Agreement may not be amended, modified, extended, revised or otherwise altered, nor may any Party hereto be relieved of any of its liabilities or obligations hereunder, except by a written instrument duly executed by both Parties. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

29.NO RECORDATION OF AGREEMENTS. None of this Agreement, any memorandum hereof and any other document or instrument making reference to this Agreement shall be recorded in any public records and any purported recordation or filing shall be deemed null, void and of no force or effect (except for the Closing Documents that are to be so recorded as provided herein).

30.CONSTRUCTION. This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Seller and Buyer have contributed to the preparation of this Agreement.

31.PARTIES NOT PARTNERS. Nothing contained in this Agreement or any of the documents or instruments to be executed pursuant hereto shall constitute any one or more of Buyer and its officers, directors, successors and assigns, as partners with, agents for or principals of any one or more of Seller and its officers, directors, successors and assigns.

32.ATTORNEYS’ FEES, COSTS AND EXPENSES. Except as may otherwise be provided in this Agreement, in any action, proceeding or dispute resolution process arising from, out of or in connection with this Agreement and the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the other Party hereto the costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection therewith. Nothing contained in this Section 32 is intended to limit any provision regarding payment of attorneys’ fees, costs, expenses and similar matters contained elsewhere in this Agreement or in any document or instrument executed and delivered pursuant to this Agreement.

33.CUMULATIVE REMEDIES. Unless expressly provided otherwise herein, the remedies of the Parties provided for herein shall be cumulative and concurrent, and may be pursued singly,

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successively or together, at the sole and absolute discretion of the Party for whose benefit such remedies are provided, and may be exercised as often as occasion therefor shall arise.

34.PRESS RELEASES. Prior to Closing, neither Seller nor Buyer, nor any of their respective employees, consultants, contractors, attorneys, agents, lenders or other representatives may make any public announcement, release to trade publications or to the press, advertisement or other public communication concerning this Agreement or anything contained in this Agreement, without the prior written consent of the other Party, which consent may be withheld or conditioned in such Party’s sole discretion, except to the extent Seller determines appropriate, after consultation with counsel, in connection with or relating to any prospectus, report or other filing made by Seller or its affiliates with the United States Securities and Exchange Commission or any stock exchange to which Seller or any affiliate is subject.

35.CODE SECTION 1031 EXCHANGE.

(a)    Seller’s 1031 Exchange. Buyer acknowledges that Seller may engage in a tax deferred exchange (“Seller’s Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Without limiting the provisions of Section 18 hereof, to effect Seller’s Exchange, Seller may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Seller shall determine. As an accommodation to Seller, Buyer agrees to cooperate with Seller in connection with Seller’s Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(i)Buyer shall have no obligation to take title to any property in connection with Seller’s Exchange.

(ii)Except as otherwise provided in this Agreement, Buyer shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property, and/or Seller’s Exchange.

(iii)Closing shall not be contingent or otherwise subject to the consummation of Seller’s Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Seller’s Exchange to affect the same.

(iv)All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Seller’s use of an exchange accommodator and shall survive Seller’s Exchange and shall continue to inure directly from Seller for the benefit of Buyer.

(v)All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Seller’s use of an

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exchange accommodator and shall survive Seller’s Exchange and shall continue to inure directly from Buyer for the benefit of Seller.

Buyer makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Seller with respect to Seller’s Exchange, or that such a transaction will qualify in any respect for such treatment, and Buyer shall incur no liability if Seller’s Exchange fails to qualify for the tax deferred treatment intended by Seller. Seller hereby acknowledges and represents to Buyer that Seller is relying solely and entirely upon the advice of Seller’s own consultants with respect to any and all aspects of Seller’s Exchange. In no event shall the obligations of Seller under this Agreement be contingent upon this transaction being included as part of Seller’s Exchange.

(b)    Buyer’s 1031 Exchange. Seller acknowledges that Buyer may be purchasing the Property as part of a tax deferred exchange (“Buyer’s Exchange”) pursuant to Section 1031 of the Code. Without limiting the provisions of Section 18 hereof, in order to effect Buyer’s Exchange, Buyer may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Buyer shall determine. As an accommodation to Buyer, Seller agrees to cooperate with Buyer in connection with Buyer’s Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(i)Seller shall have no obligation to take title to any property in connection with Buyer’s Exchange.

(ii)Except as otherwise provided in this Agreement, Seller shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property, and/or Buyer’s Exchange.

(iii)Closing shall not be contingent or otherwise subject to the consummation of Buyer’s Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Buyer’s Exchange to affect the same.

(iv)All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s Exchange and shall continue to inure directly from Seller for the benefit of Buyer.

(v)All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s Exchange and shall continue to inure directly from Buyer for the benefit of Seller.

Seller makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Buyer with respect to Buyer’s Exchange,

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or that such a transaction will qualify in any respect for such treatment. Buyer hereby acknowledges and represents to Seller that Buyer is relying solely and entirely upon the advice of Buyer’s own consultants with respect to any and all aspects of Buyer’s Exchange. In no event shall the obligations of Buyer under this Agreement be contingent upon this transaction being included as part of Buyer’s Exchange.

36.NO OFFER TO BUY OR SELL. The submission of this Agreement for examination or negotiation does not constitute an offer to sell or buy the Property, an option to purchase the Property, an agreement to negotiate, or any other agreement of any kind with respect to the Property. Notwithstanding any statements or agreements made by Seller or any of its representatives, whether oral or written, express or implied, of any nature whatsoever, this Agreement becomes effective and binding only upon execution and delivery hereof by both Seller and Buyer. Neither Seller nor Buyer has any obligation to execute or deliver this Agreement, or to agree to the sale or purchase of the Property on the terms and conditions set forth herein, or on any other terms or conditions whatsoever.

37.EXHIBITS AND SCHEDULES. The following exhibits and schedules attached hereto shall be deemed to be an integral part of this Agreement:

EXHIBIT “1” -	Description of Land

EXHIBIT “2” -	Assignment and Assumption of Ground Lease

EXHIBIT “3” -	Deed

EXHIBIT “4” -	Bill of Sale

EXHIBIT “5” -	Assignment and Assumption of Contracts and Intangible Property

EXHIBIT “6” -	Assignment and Assumption of Tenant Leases

EXHIBIT “7” -	Confidentiality Agreement

EXHIBIT “8” -	Tenant Estoppel Certificate Form

EXHIBIT “9” -	Seller Certificate Form

EXHIBIT “10” -	Amendment No. 2 State Lease

Schedule “1(d)” -	Schedule of Tenant Leases

Schedule “1(e)” -	Contracts Schedule

Schedule “2(c)” -	Allocation of Purchase Price

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Seller and Buyer have executed this Agreement as of the Effective Date.

CITY CENTER LAND COMPANY, LLC
a Hawaii limited liability company

By Pacific Office Properties, L.P.
a Delaware limited partnership
Its Member

By Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By /s/ Lawrence J. Taff
Name: Lawrence J. Taff
Its: President

CITY CENTER, LLC
a Hawaii limited liability company

By Pacific Office Properties, L.P.
a Delaware limited partnership
Its Member

By Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By /s/ Lawrence J. Taff
Name: Lawrence J. Taff
Its: President

Seller

U. YAMANE, LIMITED,
a Hawaii corporation

By: /s/ Steven Yamane
Name: Steven Yamane
Title: President

Buyer

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